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                          CONSENT OF DIRECTOR NOMINEE

     I hereby consent to the use in the "Summary-Management and Operations after the Merger" and "The Merger-Management and Operations after the Merger" sections of the Prospectus constituting part of the Registration Statement on Form S-4 of SIS Bancorp, Inc. of my name as a nominee to be a director of SIS Bancorp, Inc. after the completion of the merger.



/s/Ronald E. Bourbeau
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Ronald E. Bourbeau
October 24, 1997